Filed Pursuant to Rule 424(b)(5)
Registration No. 333-238843

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 1, 2020
PROSPECTUS SUPPLEMENT
(To prospectus dated June 1, 2020)

$
% Fixed-to-Floating Rate Subordinated Notes due 2030
We are offering $ million aggregate principal amount of % fixed-to-floating rate subordinated notes due 2030 (the “Notes”) pursuant to this prospectus supplement and the accompanying prospectus. The Notes will be offered in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on , 2030 (the “Maturity Date”). From and including the date of original issuance to, but excluding, , 2025 or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at an initial rate of % per annum, payable semi-annually in arrears on and of each year, commencing on , 2020. The last interest payment date for the fixed rate period will be , 2025. From and including , 2025, to but excluding the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR), each as defined and subject to the provisions described under “Description of the Notes—Interest” in this prospectus supplement, plus basis points, payable quarterly in arrears on , , , and of each year, commencing on , 2025. Notwithstanding the foregoing, in the event that the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.
We may, at our option, beginning with the interest payment date of , 2025 and on any interest payment date thereafter, redeem the Notes, in whole or in part. The Notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under “Description of the Notes—Redemption” in this prospectus supplement. The redemption price for any redemption is 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. Any early redemption of the Notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the extent then required under applicable laws or regulations, including capital regulations.
The Notes will be unsecured subordinated obligations, will rank pari passu, or equally, with any of our existing and all of our future unsecured subordinated debt the terms of which provide that such indebtedness ranks equally with the Notes, and will be junior to all of our existing and future senior debt. The Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries and will be effectively subordinated to our existing and future secured indebtedness. There will be no sinking fund for the Notes. The Notes will be obligations of Great Western Bancorp, Inc. only and will not be obligations of, and will not be guaranteed by, any of its subsidiaries. For a more detailed description of the Notes, see “Description of the Notes.”
Prior to this offering, there has been no public market for the Notes. The Notes will not be listed on any securities exchange or included in any automated quotation system.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and those risk factors in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus concerning factors you should consider before investing in our securities.
The Notes are not savings accounts, deposits, or obligations of any of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency. The Notes are ineligible as collateral for a loan or extension of credit from Great Western Bancorp, Inc. or any of its subsidiaries. Neither the Securities and Exchange Commission (the “SEC”), the Federal Reserve, the FDIC, the South Dakota Division of Banking, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued under this prospectus supplement or the accompanying prospectus or determined the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Per Note	Total
Public offering price(1)%	$
Underwriting discount(2)%	$
Proceeds, before expenses, to us %	$

(1) Plus accrued interest, if any, from the original issue date.
(2) See “Underwriting” in this prospectus supplement for details.
The underwriter expects to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company, against payment on or about , 2020. See “Underwriting” in this prospectus supplement for details.

The date of this prospectus supplement is , 2020.

ABOUT THIS PROSPECTUS SUPPLEMENT
Unless the context indicates otherwise, the terms “we,” “our,” “us,” “ourselves,” “the Company,” “the company,” and “our company” in this prospectus supplement and the accompanying prospectus refer to Great Western Bancorp, Inc., a Delaware corporation, and its consolidated subsidiaries. References to “our Bank” mean Great Western Bank, our wholly-owned South Dakota state chartered bank subsidiary. References to a particular year mean our fiscal year commencing on October 1 and ending on September 30 of that year.
This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this document. This information, other than exhibits to documents that are not specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, is available to you without charge upon written or oral request to us at the address or telephone number indicated in the section entitled “Incorporation of Certain Information by Reference” in this prospectus supplement.
This document contains two parts. The first part is this prospectus supplement, which contains specific information about us and the terms on which we are selling the Notes and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part is the accompanying prospectus dated June 1, 2020, which contains and incorporates by reference a more general description of the securities we may offer from time to time, some of which does not apply to the Notes we are offering, and important business and financial information about us. If information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus used in connection with this offering. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this prospectus supplement provided or approved by us and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since those dates.
Before you invest in the Notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described under “Incorporation of Certain Information by Reference.”
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
Statements in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our most recently filed Annual Report on Form 10-K for the fiscal year ended September 30, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in other documents filed by us from time to time with the SEC.

Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “can,” “could,” “ongoing,” “expects,” “views,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “projects,” “potential,” or “continue,” or similar terms or phrases, or the negative of these terms or phrases, or other statements concerning opinions or judgments of our management about future events. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2019, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as such factors may be updated from time to time in our filings with the SEC.
In addition to the risks described under “Risk Factors” in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein, important factors to consider and evaluate with respect to such forward-looking statements include:
•the severity, magnitude and duration of the COVID-19 pandemic and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, business and consumers, on our operations and personnel, commercial activity and demand across our business and our customers business;
•the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect our liquidity and capital positions, impair the ability of our borrowers to repay outstanding loans, impair collateral values and further increase our allowance for credit losses;
•the impact of the COVID-19 pandemic on our financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges;
•current and future economic and market conditions in the United States generally or in our states in particular, including the rate of growth and employment levels;
•our ability to anticipate interest rate changes and manage interest rate risk (including developments and volatility arising from or related to the COVID-19 pandemic);
•our ability to achieve loan and deposit growth;
•the relative strength or weakness of the commercial, agricultural and real estate markets where our borrowers are located, including without limitation related asset and market prices;
•declines in asset prices and the market prices for agricultural products or changes in governmental support programs for the agricultural sector;
•our ability to effectively execute our strategic plan and manage our growth;
•our ability to successfully manage our credit risk and the sufficiency of our allowance for loan and lease loss, including our ability to estimate loan losses and increases to the allowance for loans and leases as a result of the implementation on October 1, 2020 of the current expected credit losses (CECL) model;
•our ability to develop and effectively use the quantitative models we rely upon in our business;
•possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, including the potential negative effects of imposed and proposed tariffs and retaliatory tariffs on products that our customers may import or export, including among others, agricultural products;
•our ability to effectively compete with other financial services companies and the effects of competition in the financial services industry on our business;

•operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cyber-security, technological changes, vendor problems, business interruption and fraud risks;
•fluctuations in the values of our assets and liabilities and off-balance sheet exposures;
•unanticipated changes in our liquidity position, including but not limited to changes in our access to sources of liquidity and capital to address our liquidity needs (including developments and volatility arising from or related to the COVID-19 pandemic);
•possible impairment of our goodwill and other intangible assets, or any adjustment of the valuation of our deferred tax assets;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to the COVID-19 pandemic or otherwise;
•the effects of geopolitical instability, including war, terrorist attacks, and man-made and natural disasters, social instability and changes in governmental policies;
•the effects of adverse weather conditions, particularly on our agricultural borrowers;
•the impact of, and changes in applicable laws, regulations and accounting standards, policies and interpretations, including the impact of the Tax Reform Act and those changes that are in response to the COVID-19 pandemic, including without limitation the Coronavirus Aid, Relief, and Economic Security Act and the rules and regulations that may be promulgated thereunder;
•legal, compliance and reputational risks, including litigation and regulatory risks;
•our inability to receive dividends from our Bank and to service debt, pay dividends to our common stockholders and satisfy obligations as they become due;
•expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;
•our ability to meet our obligations as a public company, including our obligations under Section 404 of the Sarbanes-Oxley Act to maintain an effective system of internal control over financial reporting; and
•other risks and uncertainties inherent to our business, including those discussed under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.
The foregoing factors should not be considered an exhaustive list and should be read together with the other cautionary statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events, except to the extent required by applicable law or regulation.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information from this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the section titled “Risk Factors” in this prospectus supplement, our Annual Report on Form 10-K for the year ended September 30, 2019, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Special Note Concerning Forward-Looking Statements” in this prospectus supplement.
Great Western Bancorp, Inc.
We are a full-service regional bank holding company focused on relationship-based business and agri-business banking headquartered in Sioux Falls, South Dakota. We serve our customers through 175 branches in attractive markets in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. We were established more than 80 years ago, and have achieved strong market positions by developing and maintaining extensive local relationships in the communities we serve. We have successfully completed nine acquisitions since 2006, including our 2010 FDIC-assisted acquisition of TierOne Bank, which represented approximately $2.54 billion in acquired assets, and our 2016 acquisition of HF Financial, which represented approximately $1.12 billion of acquired assets. At March 31, 2020, we had approximately $12.39 billion in total assets, $9.69 billion in total loans, $10.18 billion in total deposits and $1.15 billion of shareholders’ equity.
Our common stock is traded on the New York Stock Exchange under the symbol “GWB.” We were incorporated under the laws of the State of Delaware in 2014. Our principal executive office is located at 225 S. Main Avenue, Sioux Falls, SD 57104, and our telephone number at that address is (605) 334-2548.

THE OFFERING
The following summary highlights selected information from this prospectus supplement and the accompanying prospectus about the Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Notes. You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference or deemed to be incorporated by reference herein and therein, before making a decision about whether to invest in the Notes. For a more complete understanding of the Notes, you should read “Description of the Notes.”

Issuer................................................................…Great Western Bancorp, Inc., a Delaware corporation

Notes Offered................................................…… % Fixed-to-Floating Rate Subordinated Notes due 2030

Aggregate Principal Amount..........................…$

Issue Price........................................................… %

Maturity Date..................................................…The Notes will mature on , 2030.

Interest.............................................................…Fixed rate period: From and including the date of original issuance to, but excluding , 2025 or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at a rate of % per annum, payable semi-annually in arrears on and of each year (each, a “fixed rate interest payment date”), commencing on , 2020. The last fixed rate interest payment date for the fixed rate period will be on , 2025.
Floating rate period: From and including , 2025 to, but excluding the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating per annum rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus basis points for each quarterly interest period during the floating rate period; provided, however, that, in the event the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.
For each interest period during the floating rate period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Notes”).
If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under “Description of the Notes”) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of the Notes—Effect of Benchmark Transition Event,” which are referred to herein as the benchmark transition provisions, will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under “Description of the Notes”) plus basis points.
We will appoint, in our sole discretion, an initial calculation agent prior to , 2025. In addition, we or an affiliate of ours may assume the duties of the calculation agent.
Interest Payment Dates.....................................Fixed rate period: and of each year, commencing on , 2020. The last interest payment date for the fixed rate period will be , 2025.
Floating rate period: , , , and of each year, commencing on , 2025.
Record Dates.......................................................Interest on each Note will be payable to the person in whose name such Note is registered on the 15th day immediately preceding the applicable interest payment date.
Day Count Convention ................................….Fixed rate period: 360-day year consisting of twelve 30-day months.
Floating rate period: 360-day year and the actual number of days elapsed.
Indenture ...........................................................The Notes offered by this prospectus supplement will be issued by us under a Subordinated Debt Indenture between the Company and U.S. Bank National Association, as trustee (the “Trustee”), to be dated as of the issue date (the “Base Indenture”), as supplemented by a First Supplemental Indenture between the Company and the Trustee, to be dated as of the issue date (the “First Supplemental Indenture”). We refer to the Base Indenture, as supplemented by the First Supplemental Indenture, as the “Indenture.”
No Guarantee ....................................................The Notes will not be guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking; Subordination.”
Ranking; Subordination....................................The Notes will be our unsecured, subordinated obligations and:
•will rank junior in right of payment and upon our liquidation to any of our existing and all future Senior Indebtedness, all as described under “Description of the Notes”;

•will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•will rank senior in right of payment and upon our liquidation to (i) our existing junior subordinated debentures; (ii) our existing subordinated notes; and (iii) all of our future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the Notes; and

•will be (i) effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and (ii) structurally subordinated to the existing and future indebtedness and liabilities of our subsidiaries, including without limitation our Bank’s depositors, liabilities to general creditors, and liabilities arising in the ordinary course of business or otherwise.
As of March 31, 2020, on a consolidated basis, our liabilities totaled approximately $11.23 billion, which includes approximately $10.18 billion of deposit liabilities, $800.0 million of Federal Home Loan Bank borrowings, $73.8 million of junior subordinated debentures issued or assumed by Great Western Bancorp, Inc., $35.0 million of subordinated notes issued by Great Western Bancorp, Inc., and $81.7 million of other liabilities. Except for the approximately $73.8 million of junior subordinated debentures issued or assumed by Great Western Bancorp, Inc. and the $35.0 million of subordinated notes (both of which rank junior in right of payment and upon liquidation to the Notes), all of these liabilities are contractually or structurally senior to the Notes. The Indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.
Form and Denomination..................................The Notes will be offered in book-entry form only through the facilities of The Depository Trust Company (with its successors, “DTC”) in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.
Optional Redemption........................................We may, at our option, beginning with the interest payment date of , 2025, and on any interest payment date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to but excluding the date of redemption.
Special Redemption............................................We may also redeem the Notes, in whole but not in part, at any time prior to their maturity, including prior to , 2025, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that could preclude the Notes from being recognized as Tier 2 Capital for regulatory capital purposes, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to but excluding the redemption date. For more information, see “Description of the Notes—Redemption.”
Sinking Fund.......................................................There is no sinking fund for the Notes.

Future Issuances.................................................The Notes will initially be limited to an aggregate principal amount of $ million. We may, from time to time, without notice to or consent of the holders of the Notes, increase the aggregate principal amount of the Notes outstanding by issuing additional Notes in the future with the same terms as the Notes, except for the issue date, the offering price, and the first interest payment date, and such additional notes may be consolidated with the Notes issued in this offering and form a single series; provided that, if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.
Use of Proceeds................................................We estimate that the net proceeds from this offering will be approximately $ million, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.”
Listing .................................................................The Notes will not be listed on any securities exchange or quoted on any quotation system. Currently, there is no market for the Notes, and there is no assurance that any public market for the Notes will develop or be sustained following this offering.
U.S. Federal Income Tax
Considerations.....................................................For a discussion of material U.S. federal income tax considerations of purchasing, owning, and disposing of the Notes, see “Material U.S. Federal Income Tax Considerations.”
Governing Law...................................................The Notes and the Indenture will be governed by the laws of the State of New York.
Trustee.................................................................U.S. Bank National Association
Risk Factors........................................................Investing in the Notes involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in the Notes set forth under “Risk Factors” beginning on page S-11 of this prospectus supplement, as well as the risk factors and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors that you should carefully consider before deciding whether to invest in the Notes.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION
The following summary selected financial information for the fiscal years ended September 30, 2015 through September 30, 2019 is derived from our audited consolidated financial statements, and the summary selected financial information for the six month periods ended March 31, 2020 and 2019 is derived from our unaudited financial statements, both of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should not assume that the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended September 30, 2019, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

	Six months ended		Fiscal Year Ended
	March 31, 2020	March 31, 2019	September 30, 2019	September 30, 2018	September 30, 2017	September 30, 2016	September 30, 2015
	(Dollars in thousands, except per share data)
Summary of Operations:
Interest income	$256,780	$265,947	$542,917	$481,837	$434,515	$388,982	$358,044
Interest expense	49,624	57,578	122,209	74,000	45,320	33,524	29,884
Net interest income	207,156	208,369	420,708	407,837	389,195	355,458	328,160
Provision for loan and lease losses	79,898	12,888	40,947	17,986	21,539	16,955	19,041
Net interest income after provision for loan and lease losses	127,258	195,481	379,761	389,851	367,656	338,503	309,119
Noninterest income	15,650	34,943	60,732	73,609	63,214	49,253	39,227
Impairment of goodwill and intangible assets	742,352	—	—	—	—	—	—
Noninterest expense excluding impairment of goodwill and intangible assets	123,031	113,686	224,898	231,425	216,543	207,640	186,794
(Loss) income before income taxes	(722,475)	116,738	215,595	232,035	214,327	180,116	161,552
(Benefit from) provision for income taxes	(25,131)	26,441	48,230	74,119	69,441	58,863	52,487
Net (loss) income	$(697,344)	$90,297	$167,365	$157,916	$144,886	$121,253	$109,065
Per Share Data:
Net income - diluted earnings per share	$(12.42)	$1.57	$2.92	$2.67	$2.45	$2.14	$1.90
Cash dividends	0.60	0.50	1.10	0.90	0.74	0.56	0.36
Market price at period end	20.48	31.59	33.00	42.19	41.28	33.32	25.37
Book value at period end	20.97	32.53	33.76	31.24	29.83	28.34	26.43
Selected Period Average Balances:
Total assets	$12,837,594	$12,402,733	$12,621,077	$11,808,159	$11,364,602	$10,419,361	$9,720,920
Investment securities	1,945,698	1,547,161	1,681,185	1,384,632	1,390,453	1,366,925	1,377,718
Loans and leases, net	9,576,491	9,591,355	9,672,095	9,187,624	8,695,672	7,850,282	7,019,151
Interest-earning assets	11,567,032	11,216,179	11,414,926	10,647,357	10,209,741	9,339,858	8,641,719
Deposits	10,117,543	10,077,295	10,178,142	9,283,412	8,817,341	7,920,381	7,362,835
Interest-bearing liabilities	10,827,113	10,510,762	10,698,555	9,952,961	9,573,937	8,760,173	8,181,719
Securities sold under customer repurchase agreements	61,448	71,543	66,485	108,599	122,188	160,820	168,455
Other short-term borrowings	539,434	253,421	345,375	452,572	525,491	580,283	554,127
Long-term borrowings	108,688	108,503	108,553	108,378	108,917	98,698	96,302
Shareholders' equity	$1,913,277	$1,819,996	$1,847,477	$1,788,153	$1,702,225	$1,541,844	$1,456,223
Shares outstanding	55,906,002	57,074,674	57,257,061	59,131,650	59,029,382	56,729,350	57,500,878

	Six months ended		Fiscal Year Ended
	March 31, 2020	March 31, 2019	September 30, 2019	September 30, 2018	September 30, 2017	September 30, 2016	September 30, 2015
	(Dollars in thousands, except per share data)
Selected Period End Balances:
Total assets	$12,837,808	$12,830,162	$12,788,301	$12,116,808	$11,690,011	$11,531,180	$9,798,654
Investment securities	1,990,027	1,763,305	1,783,208	1,385,650	1,367,960	1,315,860	1,327,327
Loans and leases, net	9,557,345	9,702,908	9,635,989	9,351,384	8,905,050	8,618,002	7,267,998
Deposits	10,179,115	10,468,383	10,300,339	9,733,499	8,977,613	8,604,790	7,387,065
Securities sold under customer repurchase agreements	64,809	62,537	68,992	90,907	132,636	141,688	185,271
Other short-term borrowings	800,000	275,000	340,000	275,000	643,214	871,037	581,000
Long-term borrowings	108,740	108,528	108,636	108,468	108,302	111,873	90,727
Shareholders' equity	$1,153,464	$1,852,394	$1,900,249	$1,840,551	$1,755,000	$1,663,391	$1,459,346
Shares outstanding	55,013,928	56,938,435	56,283,659	58,917,147	58,834,066	58,693,304	55,219,596
Selected Ratios and Other Data:
Rate of return on average assets	(10.86)%	1.46%	1.33%	1.34%	1.27%	1.16%	1.12%
Rate of return on average shareholders' equity	(72.9)%	10.0%	9.1%	8.8%	8.5%	7.9%	7.5%
Average equity to average assets ratio	14.9%	14.7%	14.6%	15.1%	15.0%	14.8%	15.0%
Allowance for loan and lease losses to total loans and leases	1.40%	0.70%	0.73%	0.69%	0.71%	0.74%	0.78%
Ratio of total nonperforming assets to total loans, leases and other real estate owned [1]	1.94%	1.20%	1.13%	1.37%	1.26%	1.19%	0.86%
Tier 1 risk-based capital ratio	11.3%	11.4%	11.7%	12.0%	11.4%	11.1%	10.9%
Common equity Tier 1 ratio	10.6%	10.7%	11.0%	11.3%	10.7%	10.2%	10.1%
Total risk-based capital ratio	12.9%	12.4%	12.7%	13.0%	12.5%	12.2%	12.1%
Leverage capital ratio	9.2%	10.2%	10.1%	10.7%	10.3%	9.5%	9.1%
Dividend payout ratio	(4.8)%	31.8%	37.6%	33.7%	30.2%	26.1%	18.8%
Average loans and leases to average deposits	94.7%	95.2%	95.0%	99.0%	98.6%	99.1%	95.3%

[1] Includes nonaccrual loans, which includes nonperforming restructed loans, and OREO.

RISK FACTORS
An investment in our securities is subject to risks inherent to our business. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with the risk factors and other information included in our Annual Report on Form 10-K for the year ended September 30, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in other documents that we subsequently filed with the SEC, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties of which management is not aware or that management currently deems immaterial may also impair our business operations. See also the discussion under the heading “Special Note Concerning Forward-Looking Statements.” This prospectus supplement and the accompanying prospectus are qualified in their entirety by these risk factors. If any of these risks actually occurs, our financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our securities could decline significantly, and you could lose all or part of your investment.
Risks Related to Recent Events
The outbreak of the COVID-19 pandemic has caused a significant global economic downturn which has adversely affected, and is expected to continue to adversely affect, our business, financial condition and results of operations, and the future impacts of the COVID-19 pandemic on the global economy and our business, financial condition and results of operations remain highly uncertain and could negatively impact our ability to pay interest on and the principal of the Notes.
Health epidemics or pandemics (or expectations about them) such as COVID-19, have destabilized financial markets in which we operate. COVID-19, which has been identified as a pandemic by the World Health Organization, is causing worldwide concern and economic disruption. The ongoing COVID-19 global and national health emergency has caused and will likely continue to cause significant disruption in the international and United States economies and financial markets, including the capital markets, as well as locally in our markets. There are cases of COVID-19 in all of our states in which our Bank has branches. The ultimate extent of the impact on our business, capital, customers, employees, financial condition, liquidity, results of operations and prospects will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the pandemic, and actions taken to contain or prevent further spread. These and other potential impacts of epidemics, pandemics or other outbreaks of an illness, disease or virus could therefore materially and adversely affect our business, capital, customers, employees, revenue, operations, financial condition, liquidity, results of operations, prospects and ability to pay interest on and the principal of the Notes. If the response to contain COVID-19 is unsuccessful, material adverse effects may be exacerbated.
The full extent of the impact of COVID-19 is currently uncertain, cannot be predicted and will depend on certain developments, including, among others, governmental, regulatory and private sector actions and responses. Market interest rates have declined significantly. We expect that these reductions in interest rates, especially if prolonged, could adversely affect our net interest income, margins and our profitability. Our assets and liabilities may be significantly impacted by changes in interest rates.
Our business is dependent upon the willingness and ability of our Bank’s customers to conduct banking and other financial transactions. The spread of COVID-19 could disrupt the business, activities, and operations of our customers, cause a decline in demand for our products and services, including loans and deposits which may result in a significant decrease in business and would negatively impact our liquidity position, our growth strategy and our ability to make payments under our debt obligations, including the Notes, as they become due. Our financial results could also be impacted due to an inability of our customers to meet their loan commitments because of their losses associated with impacts of the disease, and could also result in increased risk of delinquencies, defaults, foreclosures, declining collateral values and the ability of our borrowers to repay their loans resulting in losses to our Bank. Moreover, current and future governmental action may temporarily require us to conduct business related to foreclosures, repossessions, payments, deferrals and other customer-related transactions differently.

Although we have established a pandemic response plan and procedures, our workforce has been, is, and may continue to be impacted by COVID-19. We are taking precautions to protect the safety and well-being of our employees and customers, including temporary branch and office closures, but no assurance can be given that our actions will be adequate or appropriate, nor can we predict the level of disruption which will occur to our employees’ ability to provide customer support and service. The spread could also negatively impact availability of key personnel and employee productivity, as well as the business and operations of third-party service providers who perform critical services for us, which could adversely impact our ability to deliver products and services to our customers.
Federal and state governments have enacted laws intending to stimulate the economy. President Trump has signed into law three economic stimulus packages, including the $2.0 trillion Coronavirus Relief and Economic Security Act on March 26, 2020, which, among other things, initiated the Small Business Administration PPP. On April 16, 2020, the original $349.0 billion of funding under the PPP was exhausted, and on April 24, 2020, the Federal Government allocated an additional $310.0 billion to the program. Our Bank participated as a lender in both the initial and second rounds of the PPP, which was designed to help small businesses maintain their workforce during the COVID-19 pandemic. As of May 8, 2020, we have made 4,330 PPP loans totaling approximately $743 million. We understand that these loans are fully guaranteed by the U.S. government and believe the majority of these loans will be forgiven. However, in the event of a loss resulting from a default on a PPP loan and a determination by the SBA that there was a deficiency in the manner in which the PPP loan was originated, funded or serviced by our Bank, which may or may not be related to an ambiguity in the laws, rules or guidance regarding operation of the PPP, the SBA may deny its liability under the guaranty, reduce the amount of the guaranty, or, if it has already been paid under the guaranty, seek recovery of any loss related to the deficiency from us.
In addition, there can be no assurance that the borrowers will use the funds appropriately to qualify for forgiveness. Since the opening of the PPP, several other larger banks have been subject to litigation regarding the process and procedures that such banks used in processing applications for the PPP. We and our Bank may be exposed to the risk of similar litigation, from both customers and non-customers that approached the Bank regarding PPP loans, regarding its processes and procedures used in processing applications for the PPP. If any such litigation is filed against the Bank and is not resolved in a manner favorable to the Bank, it may result in significant financial liability or adversely affect our reputation. In addition, litigation can be costly, regardless of outcome. Any financial liability, litigation costs or reputational damage caused by PPP related litigation could have a material adverse impact on our business, financial condition and results of operations.
Risk Factors Relating to the Notes
The Notes will be unsecured and subordinated to any future senior indebtedness.
The Notes will be subordinated obligations of Great Western Bancorp, Inc. Accordingly, they will be junior in right of payment to any existing and all future senior indebtedness and, in certain events of insolvency, to other financial obligations as described under “Description of the Notes.” Our senior indebtedness includes all indebtedness, except indebtedness that is expressly subordinated to or ranked pari passu with the Notes, subject to certain exceptions. The Notes will rank equally with all other unsecured subordinated indebtedness of Great Western Bancorp, Inc. issued in the future under the Indenture, but will rank senior to our existing subordinated debentures and subordinated notes currently outstanding. In addition, the Notes will be structurally subordinated to all existing and future indebtedness, liabilities, and other obligations, including deposits of our subsidiaries, including our Bank. As of March 31, 2020, on a consolidated basis, our liabilities totaled approximately $11.23 billion, which includes approximately $10.18 billion of deposit liabilities, $800.0 million of Federal Home Loan Bank borrowings, $73.8 million of junior subordinated debentures issued or assumed by Great Western Bancorp, Inc., $35.0 million of subordinated notes, and $81.7 million of other liabilities. Except for the approximately $73.8 million of junior subordinated debentures issued or assumed by Great Western Bancorp, Inc. and the $35.0 million of subordinated notes (both of which rank junior in right of payment and upon liquidation to the Notes), all of these liabilities are contractually or structurally senior to the Notes.

In addition, the Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture governing the Notes does not limit the amount of senior indebtedness and other financial obligations or secured obligations that we or our subsidiaries may incur.
As a result of the subordination provisions described above, holders of the Notes may not be fully repaid in the event of our bankruptcy, liquidation, or reorganization.
The Notes will not be insured or guaranteed by the FDIC, any other governmental agency, or any of our subsidiaries. The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets.
The Notes are not savings accounts, deposits, or other obligations of our Bank or any of our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The Notes are obligations of Great Western Bancorp, Inc. only and are neither obligations of, nor guaranteed by, any of our subsidiaries. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of our Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the Notes.
The Indenture governing the Notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends, or repurchase our capital stock.
Neither we nor any of our subsidiaries is restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the Indenture governing the terms of the Notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted under the Indenture governing the Notes from granting or incurring a lien on any of our assets, selling or otherwise disposing of any of our assets, paying dividends, or issuing or repurchasing our securities, including the payment of our regular quarterly cash dividend on our common stock and any share repurchases we make pursuant to our previously announced share repurchase program.
In addition, there are no financial covenants in the Indenture governing the Notes. Except as expressly provided in the Indenture, you are not protected under the Indenture governing the Notes in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger, or similar transaction that may adversely affect you. See “Description of the Notes—Consolidation, Merger and Sale of Assets.”

Payments on the Notes will depend on receipt of dividends and distributions from our Bank.
We are a bank holding company, and we conduct substantially all of our operations through our Bank. We depend on dividends, distributions, and other payments from our Bank to meet our obligations, including to fund payments on the Notes and our other indebtedness, and to provide funds for payment of dividends to our stockholders, to the extent declared by our Board of Directors. There are various legal limitations applicable to the payment of dividends by our Bank to us. The payment of dividends by our Bank may be limited by certain factors, such as requirements to maintain capital above regulatory guidelines. Bank regulatory agencies have the authority to prohibit our Bank from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending on the financial condition of our Bank, could be deemed to constitute such an unsafe or unsound practice. Under the Federal Deposit Insurance Act (“FDIA”), insured depository institutions, such as our Bank, are prohibited from making capital distributions, including the payment of dividends, if, after making such distributions, the institution would become “undercapitalized” (as such term is used in the statute). Additionally, under Basel III capital requirements, banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. See the information under “Supervision and Regulation—Dividends in Item 1, “Business,” in our Annual Report on Form 10-K for the year ended September 30, 2019. For these reasons, we may not have access to any assets or cash flow of our Bank to make principal or interest payments on the Notes. The economic disruption resulting from the COVID-19 pandemic could also negatively impact the ability of our Bank to pay dividends or make other distributions to us.
We may not be able to generate sufficient cash to service all of our debt, including the Notes.
Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on the future performance of the Bank. Prevailing economic conditions, including those related to the COVID-19 pandemic, market interest rates, regulatory constraints, including, without limitation, limiting distributions to us from our Bank and required capital levels with respect to our Bank and financial, business, and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Our Bank may not be able to generate sufficient cash flow from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed (including, without limitation, upon commencement of the floating rate period) on commercially reasonable terms or at all.
Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.
As a bank holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and the Federal Reserve regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to our Bank and commit resources to its support, including, without limitation, the guarantee of its capital plans if it is undercapitalized. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.
If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, then the bankruptcy trustee would be deemed to have assumed and would be required to cure, immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of our Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.
Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or our Bank. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes. Our regulators can, in the event we or our Bank become subject to an enforcement action, prohibit our Bank from paying dividends to us, and prevent our payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See “Description of the Notes—Defaults; Events of Default; Limited Rights of Acceleration.”
An active trading market for the Notes may not develop.
The Notes constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Notes will develop or be sustained, the ability of holders of the Notes to sell their Notes, or the prices at which holders may be able to sell their Notes. The underwriter has advised us that it currently intends to make a secondary market in the Notes. The underwriter, however, is not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the Notes and the market price of the Notes.
Many factors could affect the trading market for, and the trading value of, the Notes. These factors include: the method of calculating the principal, interest, or other amounts payable, if any, on the Notes; the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of subordinated notes with terms identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; changes in U.S. interest rates; whether the ratings on the Notes or us provided by any rating agency have changed; our financial condition, financial performance, and future prospects; the level, direction, and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future, particularly with the onset of the COVID-19 pandemic. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, if we elect to redeem all or any portion of the Notes, you may be subject to reinvestment risk.
On or after   , 2025, we may, at our option, redeem the Notes in whole or in part on each interest payment date. In addition, we may also redeem the Notes at any time prior to maturity, at our option, in whole but not in part, if: (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes; (ii) a subsequent event occurs that, as a result of which, there is more than an insubstantial risk that we would not be entitled to treat the Notes as Tier 2 capital for regulatory capital purposes; or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended. The redemption price for any redemption is 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. Any early redemption of the Notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. Under current regulatory capital guidelines, the aggregate principal amount of the Notes that will count as Tier 2 capital will be reduced by 20% in each of the last five years prior to the maturity date of the Notes. As a result, we may be more likely to redeem the Notes prior to their maturity date. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes—Redemption.”
We may elect to redeem the Notes on or after the date on which they become redeemable at our option; however, investors should not expect us to make such election on such date when the Notes are first redeemable. Under Federal Reserve regulations, unless the Federal Reserve authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk profile and then-current regulatory standards.
The amount of interest payable on the Notes will vary after   , 2025.
During the fixed rate period, the Notes will bear interest at an initial rate of % per annum. Thereafter, the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus basis points, subject to the provisions under “Description of the Notes—Interest.” The per annum interest rate that is determined at the reference time for each interest period will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.
Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters that may impact prevailing interest rates, including, without limitation, economic, financial, and political events that are important in determining the existence, magnitude, and longevity of market volatility, and other risks and their impact on the value of, or payments made on, the Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.
Our published credit ratings may not reflect all risks of an investment in the Notes, and changes in our published credit ratings may adversely affect your investment in the Notes.
The published credit ratings of Great Western Bancorp, Inc. or our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold, or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The published credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes. In addition, any real or anticipated changes in our published credit ratings will generally affect the trading market for, or the trading value of, the Notes.
Accordingly, you should consult your own financial and legal advisors as to the risks entailed in an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.
In June 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Federal Reserve and the Federal Reserve Bank of New York (“FRBNY”) announced SOFR as its recommended alternative to London interbank offered rate (“LIBOR”) for U.S. dollar obligations. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from LIBOR. For example, SOFR is a secured overnight rate, while LIBOR is an unsecured rate that represents interbank funding. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas LIBOR is forward-looking. Because of these and other differences, there is no assurance that SOFR will perform in the same way as LIBOR would have performed at any time, and there is no guarantee that it is a comparable substitute for LIBOR.
Any failure of SOFR to gain market acceptance could adversely affect holders of the Notes.
SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a comparable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the yield on, value of, and market for the Notes.
Investors should not rely on indicative or historical data concerning SOFR.
The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement, which is Compounded SOFR). In the following discussion of SOFR, when we refer to the Notes, we mean the Notes at any time during the floating rate period when the interest rate on the Notes is or will be determined based on SOFR, including Three-Month Term SOFR.
SOFR is published by the FRBNY and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of DTC. SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTC.
FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations, and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices, or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. Investors should not rely on such historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the Notes may fluctuate more than floating rate securities that are linked to less volatile rates.
Changes in SOFR could adversely affect holders of the Notes.
Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation, or publication. There is no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the Notes during the floating rate period, which may adversely affect the trading prices of the Notes. Further, if the Benchmark rate on the Notes during the floating rate period on any determination date declines to zero or becomes negative, the interest rate will be deemed to equal zero. In addition, once the Benchmark rate for the Notes for each interest period during the floating rate period is determined by the calculation agent on the determination date, interest on the Notes will accrue at such Benchmark rate for the applicable interest period and will not be subject to change during such interest period. There is no assurance that changes in SOFR will not have a material adverse effect on the yield on, value of, and market for the Notes.
The interest rate for the Notes during the applicable floating rate period may be determined based on a rate other than Three-Month Term SOFR.
Under the terms of the Notes, the interest rate on the Notes for each interest period during the applicable floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. Three-Month Term SOFR does not currently exist and is currently being developed under the sponsorship of the ARRC. There is no assurance that the development of Three-Month Term SOFR, or any other forward-looking term rate based on SOFR, will be completed. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of, and market for the Notes. If, at the commencement of the applicable floating rate period for the Notes, the Relevant Governmental Body (as defined in “Description of the Notes” below) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the Notes during the applicable floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).
Under the terms of the Notes, we are expressly authorized to make determinations, decisions, or elections with respect to technical, administrative, or operational matters that we decide are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the Notes, which are defined in the terms of the Notes as “Three-Month Term SOFR Conventions.” For example, assuming that a form of Three-Month Term SOFR is developed, it is not currently known how or by whom rates for Three-Month Term SOFR will be published. Accordingly, we will need to determine and to instruct the calculation agent concerning the manner and timing for its determination of the applicable Three-Month Term SOFR during the applicable floating rate period. Our determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the Notes during the applicable floating rate period, which could adversely affect the return on, value of, and market for the Notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.
Under the benchmark transition provisions of the Notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the floating interest rate on the Notes for each interest period during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first-available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.
The implementation of Benchmark Replacement Conforming Changes could adversely affect holders of the Notes.
Under the benchmark transition provisions of the Notes, if Three-Month Term SOFR has been discontinued or if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (i) the Relevant Governmental Body (such as the ARRC); (ii) ISDA; or (iii) in certain circumstances, us. In addition, the benchmark transition provisions expressly authorize us to make certain changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during any interest period during the floating rate period, which could adversely affect the yield on, value of, and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark rate that it is replacing or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark rate that it is replacing.
Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or be sustained and, even if a trading market does develop, it may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities similar to the Notes, the trading price of the Notes may be lower than those of debt securities linked to such rates that are more widely used. Debt securities indexed to SOFR (as the Notes will be) may not be able to be sold at all or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

We or an affiliate of ours will or could have authority to make determinations and elections that could affect the return on, value of, and market for the Notes.
Under the terms of the Notes, we may make certain determinations, decisions, and elections with respect to the Benchmark rate on the Notes during the floating rate period, including, without limitation, any determination, decision, or election required to be made by the calculation agent that the calculation agent fails to make. We will make any such determination, decision, or election in our sole discretion, and any such determination, decision, or election that we make could affect the amount of interest that accrues on the Notes during any interest period in the floating rate period. If the calculation agent fails, when required, to make a determination that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, or fails, when required, to determine the Benchmark Replacement and Benchmark Replacement Adjustment, then we will make those determinations in our sole discretion. Furthermore, we or an affiliate of ours may assume the duties of calculation agent. We will act as the initial calculation agent, and we cannot assure you that we will appoint an independent third-party calculation agent at any time. Any exercise of discretion by us under the terms of the Notes, including, without limitation, any discretion exercised by us or by an affiliate acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions, and elections, we or an affiliate of ours acting as calculation agent may have economic interests that are adverse to the interest of the holders of the Notes, and those determinations, decisions, or elections could have a material adverse effect on the yield on, value of, and market for the Notes. All determinations, decisions, or elections by us, or by us or an affiliate acting as calculation agent, under the terms of the Notes will be conclusive and binding absent manifest error.
We have broad discretion to determine how to use the net proceeds of this offering, and we may not use the net proceeds effectively.
Our management will have broad discretion over the use of proceeds from this offering. While we may use a portion of the net proceeds of this offering for general corporate purposes, which may include, without limitation to (i) invest in our Bank as regulatory capital, (ii) redeem or repurchase our securities, (iii) redeem certain outstanding subordinated indebtedness, (iv) support our growth organically or through strategic acquisitions, or (v) financing investments and capital expenditures, we have not allocated the net proceeds from this offering for any specific purposes, and we could spend the net proceeds from this offering in ways that do not improve our results of operations or enhance the value of the Notes or otherwise in ways with which you do not agree. We have not established a timetable for the effective deployment of the net proceeds and we cannot predict how long that will take. If we do not invest or apply the net proceeds of this offering effectively and on a timely basis, it could have a material adverse effect on our business and could cause the market price, if any, of the Notes to decline.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately $ million, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, providing for investments in our Bank as regulatory capital, redeeming or repurchasing our securities, redeeming certain outstanding subordinated indebtedness, capital to support our growth organically or through strategic acquisitions, or financing investments and capital expenditures. The outstanding subordinated indebtedness which we may choose to redeem include $35.0 million in aggregate principal amount of our subordinated notes that mature on August 15, 2025. The subordinated notes are redeemable on or after July 31, 2020 and accrue interest at the fixed rate of 4.875 % until August 15, 2020, and thereafter at the floating rate of LIBOR plus 315 basis points, which adjusts quarterly. Our management will have broad discretion in the use of the net proceeds from the sale of the Notes. The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the net proceeds of the offering in a manner other than as described in this prospectus supplement.

CAPITALIZATION
The following table shows our capitalization and indebtedness at March 31, 2020:
(i) on a consolidated basis; and
(ii) on a consolidated basis as adjusted to give effect to the issuance and sale of the Notes in this offering (after deducting the underwriting discount and estimated offering expenses).
This table should be read in conjunction with the risk factors and our consolidated financial statements and related notes for the fiscal year ended September 30, 2019, and the quarter ended March 31, 2020 included and/or incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference.”

	As of March 31, 2020
	Actual	As Adjusted
	(Dollars in thousands, except per share data)
Cash and cash equivalents	$347,486

Liabilities
Deposits:
Noninterest-bearing	$1,973,629
Interest-bearing	8,205,486
Total deposits	10,179,115
Securities sold under customer repurchase agreements	64,809
Federal Home Loan Bank borrowings	800,000
Subordinated notes	34,975
Subordinated debentures [1]	73,765
Other borrowings	—
FDIC shared-loss payable	21,114
Other liabilities	60,566
Total liabilities	11,234,344

Stockholders' equity
Common stock, $0.01 par value, authorized 500,000,000 shares; 55,013,928 shares issued and outstanding at March 31, 2020	550
Additional paid-in capital	1,190,381
Retained earnings (loss)	(73,705)
Accumulated other comprehensive income	36,238
Total stockholders' equity	1,153,464
Total liabilities and stockholders' equity	$12,387,808

Capital Ratios:
Total capital to risk weighted assets	12.9%
Tier 1 capital to risk weighted assets	11.3%
Common equity Tier 1 capital to risk weighted assets	10.6%
Tier 1 leverage ratio	9.2%

1 We have seven trusts which were created or assumed as part of acquisitions that, as of March 31, 2020, have 73,400 shares in the aggregate outstanding, $1,000 par value, of Company Obligated Mandatory Redeemable Preferred Securities. The proceeds from the preferred securities were invested in our junior subordinated deferrable interest debentures.

DESCRIPTION OF THE NOTES
We will issue the Notes under a Subordinated Debt Indenture between Great Western Bancorp, Inc., as the issuer, and U.S. Bank National Association, as trustee (the “Trustee”), to be dated as of the issue date (the “Base Indenture”), as supplemented by a First Supplemental Indenture between Great Western Bancorp, Inc. and the Trustee, to be dated as of the issue date (the “First Supplemental Indenture”). We refer to the Base Indenture, as supplemented by the First Supplemental Indenture, as the “Indenture.” You may request a copy of the Indenture from us as described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We have summarized the material terms of the Indenture and the Notes below, but the summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture and the Notes. The following description of the terms of the Indenture and the Notes supplements and, to the extent inconsistent therewith, replaces and supersedes the description of the general terms and provisions of the subordinated debt securities in the accompanying prospectus.
You should read the Indenture and the Notes because they, and not this description, define your rights as holders of the Notes. For purposes of this section, references to “we,” “us,” and “our” include only Great Western Bancorp, Inc. and not any of its subsidiaries.
General
The Notes will be unsecured and subordinated obligations of Great Western Bancorp, Inc. and will be issued as a series of debt securities under the Indenture in an initial aggregate principal amount of $ . The Notes are solely obligations of Great Western Bancorp, Inc. and are neither obligations of, nor guaranteed by, our Bank or any of our other subsidiaries. The Notes are not savings accounts, deposits or other obligations of our Bank or any of our other subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. We may issue additional series of notes under the Indenture. See “—Further Issues.”
The Notes will mature on   , 2030 (the “Maturity Date”), unless previously redeemed or otherwise accelerated. Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency. See “—Events of Default; Limited Rights of Acceleration; Notices of Default.”
Beginning with the interest payment date of   , 2025, and on any interest payment date thereafter, we may, at our option, subject to obtaining the prior approval of the Federal Reserve (or any successor bank regulatory agency) to the extent such approval is then required under the rules of the Federal Reserve (“Federal Reserve Approval”), redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. The Notes may not be redeemed by us prior to   , 2025, except that we may, at our option, subject to Federal Reserve Approval, redeem the Notes in whole, but not in part, prior to maturity upon the occurrence of a “Tax Event” or a “Tier 2 Capital Event” (as such terms are defined in the Indenture) or if we are required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, in each case, at a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding the redemption date. Any partial redemption will be made in accordance with the applicable procedures of DTC (as defined below). See “—Redemption.”
The Notes are not convertible into, or exchangeable for, equity securities, other securities, or assets of Great Western Bancorp, Inc. or its subsidiaries. There is no sinking fund for the Notes. Except as described under “— Clearance and Settlement,” the Notes will be represented by one or more global certificates deposited with or on behalf of The Depository Trust Company (with its successors, “DTC”) and registered in the name of Cede & Co. or another nominee of DTC. The Notes will be issued and may be transferred only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof in book-entry form only. See “—Clearance and Settlement.”

As a bank holding company, our ability to make payments on the Notes will depend primarily on the receipt of interest and other distributions from our Bank. There are various regulatory restrictions on the ability of our Bank to pay dividends or make other distributions to us. See “Risk Factors—Payments on the Notes will depend on receipt of dividends and distributions from our Bank” and “Risk Factors—Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding” in this prospectus supplement.
No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any stockholder, employee, officer, or director of Great Western Bancorp, Inc. or any successor entity. Neither the Indenture nor the Notes contain any covenants or restrictions restricting the incurrence of debt, deposits, or other liabilities by us or by our subsidiaries. The Indenture and the Notes contain no financial covenants and do not restrict us from paying dividends, selling assets, making investments, or issuing or repurchasing other securities, and do not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.
We do not intend to apply for the listing of the Notes on any securities exchange or the quotation of the Notes on any quotation system.
Interest
From and including the date of original issuance, to but excluding   , 2025, or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at an initial rate of  % per annum, payable semi-annually in arrears on   and   of each year (each, a “fixed rate interest payment date”), commencing on   , 2020. The last fixed rate interest payment date for the fixed rate period will be   , 2025.
From and including   , 2025, to but excluding the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus   basis points for each quarterly interest period during the floating rate period, payable quarterly in arrears on   ,  , , and   of each year (each, a “floating rate interest payment date,” and, together with the fixed rate interest payment dates, the “interest payment dates”), commencing on   , 2025. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.
For the purpose of calculating the interest on the Notes for each interest period during the floating rate period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any floating rate interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. See “Calculation Agent.”
The following definitions apply to the foregoing definition of Three-Month Term SOFR:
“Benchmark” means, initially, Three-Month Term SOFR; provided that, if the calculation agent determines on or prior to the Reference Time for any floating rate interest period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such floating rate interest period and any subsequent floating rate interest periods.
“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York (the “FRBNY”) at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.
“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or any successor administrator), on the Federal Reserve Bank of New York’s website.
“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or any successor administrator).
“Three-Month Term SOFR Conventions” means any determination, decision, or election with respect to any technical, administrative, or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).
The terms “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Replacement,” “Benchmark Replacement Adjustment,” and “Benchmark Transition Event” have the meanings set forth under the heading “—Effect of Benchmark Transition Event.”
Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the provisions set forth under the heading “—Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined below) plus   basis points.
Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for the Notes will be binding and conclusive on you and the Trustee. The calculation agent will promptly provide its determination of any interest rate during the floating rate period to the Trustee and to us.
Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months during the fixed rate period and, during the floating rate period, on the basis of a 360-day year and the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the Notes, subject to certain exceptions, will accrue during the applicable interest period. When we use the term “interest period,” we mean the period from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to, but excluding, the applicable interest payment date or the Maturity Date or date of earlier redemption, if applicable. If a fixed rate interest payment date or the Maturity Date falls on a day that is not a business day, then the interest payment or the payment of principal and interest at maturity will be postponed to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments in respect thereof. However, if a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.
Interest on each Note will be payable to the person in whose name such Note is registered on the 15th day immediately preceding the applicable interest payment date, whether or not such day is a business day. Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date shall cease to be payable to the holder on the relevant record date by virtue of having been such holder, and such defaulted interest may be paid by us to the person in whose name the Notes are registered at the close of business on a special record date for the payment of defaulted interest. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal is payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars to DTC or its nominee or, at our option in the event the Notes are not represented by Global Notes (as defined below), by check mailed to the address of the person specified for payment in the preceding sentences.
If any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period will be modified in accordance with the benchmark transition provisions.
When we use the term “business day,” we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or any place of payment are authorized or required by law, regulation, or executive order to close.
Ranking; Subordination
The Notes will be unsecured, subordinated obligations of Great Western Bancorp, Inc. The Notes will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes and senior in right of payment and upon our liquidation to any of our existing or future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to the Notes. Our obligation to make any payment on account of the Notes will be subordinated and junior to our Senior Indebtedness (as defined in the Indenture and described below).
The Notes will not be guaranteed by any of our subsidiaries, including our Bank, which is our principal subsidiary. The Notes will be effectively subordinated to any future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries, including without limitation our Bank’s depositors, liabilities to general creditors, and liabilities arising in the ordinary course of business or otherwise, which means that such creditors generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets.

The Indenture and the Notes do not limit the amount of Senior Indebtedness, secured indebtedness, or other liabilities having priority over, or ranking equally with, the Notes that we or our subsidiaries may hereafter incur. As of March 31, 2020, on a consolidated basis, our liabilities totaled approximately $11.23 billion, which includes approximately $10.18 billion of deposit liabilities, $800.0 million of Federal Home Loan Bank borrowings, $35.0 million of subordinated debt, $73.8 million of junior subordinated debentures issued or assumed by Great Western Bancorp, Inc., and $81.7 million of other liabilities. Except for the approximately $73.8 million of junior subordinated debentures issued or assumed by Great Western Bancorp, Inc. and the existing $35.0 million of subordinated debt (both of which rank junior in right of payment and upon liquidation to the Notes), all of these liabilities are contractually or structurally senior to the Notes.
“Senior Indebtedness” means, without duplication, the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Great Western Bancorp, Inc., whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of Great Western Bancorp, Inc., whether any such indebtedness exists as of the date of the Indenture or is created, incurred or assumed after such date:
•all obligations for borrowed money;
•all obligations evidenced by debentures, notes, debt securities, or other similar instruments;
•all obligations in respect of letters of credit, security purchase facilities, or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto);
•all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;
•indebtedness secured by any mortgage, pledge, lien, charge, encumbrance, or any security interest existing on property owned by Great Western Bancorp, Inc.;
•obligations associated with derivative products including, but not limited to, interest rate and currency future or exchange contracts, foreign exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, options, interest rate future or option contracts, commodity contracts, and similar arrangements;
•purchase money debt and similar obligations;
•obligations to general creditors of Great Western Bancorp, Inc.;
•a deferred obligation of, or any such obligation, directly or indirectly guaranteed by, Great Western Bancorp, Inc. which obligation is incurred in connection with the acquisition of any business, properties, or assets not evidenced by a note or similar instrument given in connection therewith;
•all obligations of the type referred to in the foregoing list of other persons or entities for the payment of which Great Western Bancorp, Inc. is responsible or liable as obligor, guarantor, or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles in the United States; and
•any renewals, amendments, deferrals, supplements, extensions, refundings, or replacements of any of the foregoing.
Senior Indebtedness excludes:
•any indebtedness, obligation, or liability referred to in the list above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation, or liability is not superior in right of payment to the Notes, or ranks pari passu with the Notes;
•any such indebtedness, obligation, or liability which is subordinated to indebtedness of Great Western Bancorp, Inc. to substantially the same extent as, or to a greater extent than, the Notes are subordinated;

•any indebtedness to a subsidiary of Great Western Bancorp, Inc.;
•any trade account payables in the ordinary course of business; and
•the Notes.
Notwithstanding the foregoing, if the Federal Reserve (or other applicable regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Indebtedness” in the Indenture will have the meaning as described in that rule or interpretation.
Upon the liquidation, dissolution, winding up, or reorganization of Great Western Bancorp, Inc., we must pay to the holders of all Senior Indebtedness the full amounts of principal of, premium, interest, and any other amounts owing on, that Senior Indebtedness before any payment is made on the Notes. If, after we have made those payments on our Senior Indebtedness there are amounts available for payment on the Notes, then we may make any payment on the Notes.
Because of the subordination provisions and the obligation to pay Senior Indebtedness described above, in the event of our insolvency, holders of the Notes may recover less ratably than holders of the Senior Indebtedness and other creditors of Great Western Bancorp, Inc. With respect to the assets of a subsidiary of ours, our creditors (including holders of the Notes) are structurally subordinated to the prior claims of creditors of such subsidiary, except to the extent that we may be a creditor with recognized claims against such subsidiary.
Subject to the terms of the Indenture, if the Trustee or any holder of any of the Notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the Notes before all Senior Indebtedness is paid in full in cash, or other payment satisfactory to the holders of such Senior Indebtedness, then such payment or distribution will be held in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Indebtedness of all unpaid Senior Indebtedness.
No Additional Amounts
In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (whether as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax or assessment. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the Notes, see “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.
Redemption
The Notes are not subject to redemption or prepayment at the option of the holders.
We may, at our option, beginning with the interest payment date of   , 2025, and on any interest payment date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the Federal Reserve Approval, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to, but excluding, the date of redemption.

In addition, we may, at our option, redeem the Notes, in whole, but not in part, subject to obtaining the Federal Reserve Approval, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to, but excluding, the date of redemption, at any time before the Maturity Date, upon the occurrence of:
•a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of  (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure, or regulation (any of the foregoing, an “administrative or judicial action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the U.S. that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, or decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by us on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;
•a “Tier 2 Capital Event,” defined in the Indenture to mean our good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules, or regulations of the U.S. (including, for the avoidance of doubt, any agency or instrumentality of the U.S., including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the U.S. that is enacted or becomes effective after the original issue date of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies, or guidelines with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that we will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or any successor appropriate federal banking agency) as then in effect and applicable to us, for so long as any Notes are outstanding; or
•Great Western Bancorp, Inc. becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.
The Notes may not otherwise be redeemed prior to the Maturity Date.
In the event of any redemption of the Notes, we will cause to be delivered a notice of redemption (which notice may be conditional in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) to each holder of Notes not less than 30 days prior to the redemption date.
Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

Events of Default; Limited Rights of Acceleration; Notices of Default
The Notes and Indenture provide for only limited events upon which the principal of the Notes may be accelerated. These events are:
•pursuant to or within the meaning of any bankruptcy law, we (i) commence a voluntary case, (ii) consent to the entry of an order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property, (iv) make a general assignment for the benefit of our creditors, or (v) are generally unable to pay our debts as they become due;
•a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian for us or for all or substantially all of our property, or (iii) orders our liquidation, and the order or decree remains unstayed and in effect for 90 days; or
•an appointment of a custodian for a Material Subsidiary.
A Material Subsidiary means our Bank or any successor thereof or any of our subsidiaries that is a depository institution and that has consolidated assets equal to 80% or more of our consolidated assets.
If any of the foregoing occurs and is continuing, the principal and interest in respect of the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.
The Notes and Indenture provide for the following additional events of default, which do not permit acceleration of the payment of principal or interest in respect of the Notes:
•our default in the payment of any interest upon the Notes, when such interest becomes due and payable, and continuance of such default for a period of 30 days (whether or not payment thereof is prohibited by the subordination provisions of the Indenture);
•our default in the payment of the principal of the Notes when due, whether at maturity, upon redemption, by acceleration or otherwise (whether or not payment thereof is prohibited by the subordination provisions of the Indenture); or
•our default in the performance, or breach, of any other covenant or agreement in the Indenture applicable to us, and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default under the Indenture.
There is no right of acceleration in the case of a default in the payment of principal of or interest on the Notes or in our performance of any other obligation under the Notes or the Indenture. However, if any of the foregoing additional events of default occurs, then the Trustee may, subject to certain limitations and conditions and the subordination provisions of the Indenture, exercise all remedies otherwise permitted by applicable law.
The Indenture provides that the Trustee will be under no obligation to exercise any remedy under the Indenture at the request or direction of any of the holders of Notes unless such holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses, and liabilities which may be incurred by it in complying with such request or direction. Subject to the foregoing and certain other rights of the Trustee, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the holders of the Notes.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or a Note, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:
•such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;
•the holders of not less than 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;
•such holder or holders have offered and, if requested, provided to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses, and liabilities to be incurred in compliance with such request;
•the Trustee for 60 days after its receipt of such notice, request and offer, and, if requested, provision of such security or indemnity has failed to institute any such proceeding; and
•no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.
In any event, the Indenture provides that no holders of Notes shall have any right to affect, disturb or prejudice the rights of any other holders, or to obtain or to seek to obtain priority or preference over any other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders.
The Indenture requires the Trustee to notify the holders of the Notes within 90 days regarding the existence of any default in payment of principal of or interest on any Note, and any other default of which the Trustee has received written notice from us or any holder of the Notes, unless the default has been cured or waived. However, except in the case of a payment default, the Trustee may withhold notice of a default if and so long as the Trustee’s board of directors, executive committee or a trust committee of directors or responsible officers in good faith determines that withholding the notice is in the interests of the holders of the Notes. For purposes of these requirements, a “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the Notes.
We are required to deliver to the Trustee, within 120 days after the end of each of our fiscal years ending after the issue date of the Notes, a written statement from our applicable officers regarding whether we have fulfilled all of our obligations under the Indenture throughout the year and specifying any known default and its status.
Modification and Waiver
The Indenture provides that we and the Trustee may modify or amend the Indenture with, or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding Notes; provided that any modification or amendment may not, without the consent of the holder of each outstanding Note affected thereby:
•change the stated maturity date of the principal of, or any installment of principal or interest on, the Notes;
•reduce the percentage in principal amount of the Notes required for any supplemental indenture or for any waiver provided for in the Indenture;
•alter the method of computation of interest;
•make the Notes payable in money other than that stated in the Notes;
•reduce the principal amount thereof or the rate of interest thereon;
•change our obligation to maintain an office or agency for payment of the Notes and the other matters specified in the Indenture;
•impair the right to institute suit for the enforcement of any payment of principal of or interest on the Notes;

•modify the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes; or modify any of the provisions of the Indenture relating to the execution of supplemental indentures with the consent of holders of the Notes which are discussed herein or modify any provisions relating to the waiver by holders of the Notes of past defaults and covenants, except to increase any required percentage or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby.
In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with terms, conditions, and provisions of the Indenture, as well as any past default and the consequences of the default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note.
In addition, we and the Trustee may modify and amend the Indenture without the consent of any holders of Notes for any of the following purposes:
•to evidence the succession of another person to Great Western Bancorp, Inc. as obligor under the Indenture;
•to add to the covenants of Great Western Bancorp, Inc. or events of default for the benefit of the holders of the Notes or to surrender any right or power conferred upon Great Western Bancorp, Inc. in the Indenture or to make any change that does not adversely affect any holder’s legal rights under the Indenture in any material respect;
•to add to, change, or eliminate any provisions of the Indenture, if the addition, change, or elimination becomes effective only when there are no debt securities outstanding of any series issued under the Indenture that are entitled to the benefit of the provision;
•to establish the form or terms of the Notes;
•to cure any ambiguity or omission or correct any defect or inconsistency in the Indenture, or to conform the text of the Indenture or the Notes to the description of the Notes in the prospectus supplement relating thereto;
•to evidence the acceptance of appointment by a successor trustee;
•to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);
•to provide for uncertificated Notes or otherwise alter the Indenture to facilitate the issuance, legending, or transfer of the Notes in a manner that does not materially adversely affect any holder of the Notes and does not result in any violation of applicable securities law;
•supplement any provisions of the Indenture necessary to permit or facilitate the defeasance, covenant defeasance or discharge of the Notes, provided that such action does not adversely affect the interests of the holders of the Notes or any other debt securities issued under the Indenture;
•to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Notes may be listed or traded; or
•to implement any Three-Month Term SOFR Conventions or any benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof).
The Trustee shall be entitled to receive an officer’s certificate and opinion of counsel confirming that all conditions precedent are satisfied with respect to any supplemental indenture, that such supplemental indenture is authorized and permitted, and that such supplemental indenture is the legal, valid, and binding obligation of Great Western Bancorp, Inc., enforceable against it in accordance with its terms.

Legal Defeasance and Covenant Defeasance
We may choose to either discharge our obligations under the Indenture and the Notes in a legal defeasance or to release ourselves from certain or all of our covenant restrictions under the Indenture and the Notes in a covenant defeasance. We may do so after we irrevocably deposit with the Trustee for the benefit of the holders of the Notes sufficient cash and/or U.S. government securities to pay the principal of and interest and any other sums due on the Maturity Date or a redemption date of the Notes, as applicable. If we choose the legal defeasance option, the holders of the Notes will not be entitled to the benefits of the Indenture except for certain limited rights, including registration of transfer and exchange of Notes, replacement of lost, stolen, or mutilated Notes and the right to receive payments of the principal of and interest on the Notes when such payments are due.
We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the Trustee an opinion of our legal counsel to the effect that holders of the Notes will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in the applicable U.S. federal income tax law. We may not have a default under the Indenture or the Notes on the date of deposit. The discharge may not cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act and may not result in our becoming an investment company under the Investment Company Act of 1940. The discharge may not violate any of our agreements to which we are a party or by which we are bound.
Any defeasance of the Notes pursuant to the Indenture shall be subject to our obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation, or policy subsequent to the issue date of the Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.
Satisfaction and Discharge
We may discharge our obligations under the Indenture with respect to the Notes (except for certain surviving rights of the Trustee and our obligations in connection therewith) if: (i) all outstanding Notes and all other outstanding debt securities issued under the Indenture (a) have been delivered for cancellation, or (b) (1) have become due and payable, (2) will become due and payable at their stated maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice and redemption by the Trustee (and in each case, we have irrevocably deposited with the Trustee an amount sufficient to pay and discharge the principal of  and interest on all outstanding Notes and any other sums due on the stated maturity date or redemption date, as the case may be); (ii) we have paid all other sums payable by us with respect to the Notes; and (iii) we have delivered an officer’s certificate and opinion of counsel confirming that all conditions precedent with respect to the satisfaction and discharge of the Indenture have been satisfied.
Consolidation, Merger and Sale of Assets
The Indenture provides that we may not, in a single transaction or a series of related transactions, consolidate with or merge into any other person or sell, convey, transfer, lease, or otherwise dispose of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any person unless:
•the person formed by such consolidation or into which we are merged or the person which acquires by sale, conveyance, or transfer or other disposition, or which leases, all or substantially all of such properties and assets shall be a corporation, association, partnership, limited liability company, joint-stock company, or business trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all the Notes and the performance or observance of every other covenant of the Indenture on our part to be performed or observed;

•immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Great Western Bancorp, Inc. or a subsidiary as a result of such transaction as having been incurred by Great Western Bancorp, Inc. or such subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;
•if, as a result of any such consolidation or merger or such conveyance, transfer, or lease, such properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, Great Western Bancorp, Inc. or such successor person, as the case may be, shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby; and
•we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer, or lease and such supplemental indenture comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been complied with.
Further Issues
If no Event of Default has occurred and is continuing with respect to the Notes, we may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes under the Indenture ranking equally with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes and the first payment of interest following the issue date of such additional notes) in order that such additional notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption, or otherwise as the Notes; provided, however, that a separate CUSIP number will be issued for any such additional notes unless such additional notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of the DTC. In addition, we may, from time to time, create and issue other series of subordinated debt securities under the Indenture having different terms than the Notes.
Effect of Benchmark Transition Event
If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any interest period during the floating rate period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during such interest period and all subsequent interest periods. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.
As used herein:
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if  (i) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:
(1) Compounded SOFR;
(2) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(3) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(4) the sum of (a) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:
(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative, or operational changes (including changes to the definition of  “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;
(2) in the case of clause (2) or (3) of the definition of  “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(3) in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1) if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(4) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent in accordance with:
(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2) if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.
For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread specified above.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the calculation agent for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
The terms “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth under the heading “-Interest.”

Determinations and Decisions
We and the calculation agent are expressly authorized to make certain determinations, decisions, and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the floating rate period and under the benchmark transition provisions. Any determination, decision, or election that may be made by us or by the calculation agent under the terms of the Notes, including any determination with respect to a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection:
•will be conclusive and binding on the holders of the Notes and the Trustee absent manifest error;
•if made by us, will be made in our sole discretion;
•if made by the calculation agent, will be made after consultation with us, and the calculation agent will not make any such determination, decision, or election to which we reasonably object; and
•notwithstanding anything to the contrary in the Indenture, shall become effective without consent from the holders of the Notes or the Trustee.
If the calculation agent fails to make any determination, decision, or election that it is required to make under the terms of the Notes, then we will make that determination, decision, or election on the same basis as described above. The Indenture provides that the Trustee will have no liability relating to any delay caused by the calculation agent’s failure to timely or appropriately determine the rate of interest borne by the Notes.
Calculation Agent
We will appoint a calculation agent for the Notes prior to the commencement of the floating rate period. We or an affiliate of ours may assume the duties of the calculation agent.
Paying Agent
We may appoint one or more financial institutions to act as our paying agents, at whose designated offices the Notes in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace, or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the Trustee, at its principal corporate trust office at U.S. Bank National Association, Attn: Great Western Bank Administrator, 60 Livingston Ave., St. Paul, MN 55107, as the paying agent for the Notes.
Governing Law
The Indenture provides that the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
Tier 2 Capital
The Notes are intended to qualify as Tier 2 capital under the capital adequacy rules established by the Federal Reserve for bank holding companies, as the same may be amended or supplemented from time to time. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:
•be unsecured;
•have a minimum original maturity of at least five years;
•be subordinated to our depositors and general creditors;
•not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation, or similar proceedings of a bank holding company or a major bank subsidiary;

•only be callable after a minimum of five years following issuance, except upon the occurrence of a “Tax Event” or a “Tier 2 Capital Event” (as such terms are defined in the Indenture) or if we are required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, and, in any case, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve; and
•unless the Federal Reserve authorizes us to do otherwise in writing, not be redeemed or repurchased unless they are replaced with an equivalent amount of other Tier 2 capital instruments or we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.
Clearance and Settlement
The Notes will be represented by one or more global certificates, which we refer to individually as a “Global Note” and collectively as the “Global Notes,” deposited with or on behalf of DTC and registered in the name of Cede & Co. or another nominee of DTC. The Notes will be available for purchase in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof in book-entry form only. So long as DTC or any successor depositary, which we refer to collectively as the “Depositary,” or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the Indenture. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their Notes while the Notes are held by the Depositary. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by Global Notes.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the Depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent, or trustee as registered holders of the securities entitled to the benefits of the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, then DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).
DTC may discontinue providing its services as securities Depositary with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities Depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities Depositary). In that event, certificates for the Notes will be printed and delivered to DTC.
As long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Global Notes and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in Global Notes:
•will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;
•will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and
•will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.
All redemption proceeds, distributions, and interest payments on the securities represented by the Global Notes and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the Depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in Global Notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions, and other matters relating to beneficial interests in Global Notes may be subject to various policies and procedures adopted by DTC from time to time. None of Great Western Bancorp, Inc., the Trustee, or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in Global Notes, or for maintaining, supervising, or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.
Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Global Notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Great Western Bancorp, Inc. nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.
Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies, and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.
DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.
The information in this subsection concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.
Trustee
U.S. Bank National Association will act as Trustee under the Indenture.
Notices
Any notices required to be given to the holders of the Notes will be given to the Trustee. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC
CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase and holding of the Notes by (i) employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts, and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) plans subject to any federal, state, local, non-U.S., or other laws or regulations that are similar to ERISA or Section 4975 of the Code, which we collectively refer to as “Similar Laws,” and (iv) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts, or arrangements (each of which we call a “Plan”).
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

Each fiduciary of a Plan should consider the fiduciary standards of ERISA, the Code or any other applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws and would be consistent with the documents and instruments governing the Plan. In addition, a fiduciary of a Plan should consult with its counsel in order to determine if the investment satisfies the fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code, and any other applicable Similar Laws.
Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions (which we call “ERISA Plans”) from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the ERISA Plans, unless an exemption is available. A violation of these “prohibited transaction” rules by a party in interest or a disqualified person may result in an excise tax and other penalties and liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.
Unless the Notes are acquired and are held in accordance with an applicable statutory, class, or individual prohibited transaction exemption, a direct or indirect prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the Notes were acquired by an ERISA Plan with respect to which any underwriter or we or any of our affiliates are a party in interest or a disqualified person. For example, if any underwriter is or we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or, in our case, by reason of our ownership of our subsidiaries), the purchase of any Notes by an ERISA Plan could result in a sale or exchange between any plan and a party in interest or a disqualified person that is prohibited by Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code, unless exemptive relief were available under an applicable exemption (see below).
The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the Notes. Those class exemptions include:
•PTCE 96-23 - for certain transactions managed by in-house asset managers;
•PTCE 95-60 - for certain transactions involving insurance company general accounts;
•PTCE 91-38 - for certain transactions involving bank collective investment funds;
•PTCE 90-1 - for certain transactions involving insurance company pooled separate accounts; and
•PTCE 84-14 - for certain transactions determined or effected by independent qualified professional asset managers.
In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for transactions between a Plan and a party in interest or disqualified person, provided that the party in interest is not a fiduciary (or an affiliate) who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction or renders investment advice with respect to those assets, and is a party in interest or disqualified person solely by reason of being a service provider to the Plan or having a relationship to a service provider to the Plan, and provided, further, that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”). Each of these exemptions contains conditions and limitations on its application. No assurance can be made that all of the conditions of any such exemptions will be satisfied. Therefore, each person that is considering acquiring or holding the Notes in reliance on an exemption should carefully review and consult with its legal advisors to confirm that it is applicable to the purchase and holding of the Notes.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding, or disposition of the Notes by a Plan, the Notes may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding, and disposition of the Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Laws. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that either:
•it is not a Plan and is not purchasing the Notes or interest in the Notes on behalf of or with the assets of any Plan; or
•its purchase, holding, and disposition of the Notes or interest in the Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of the provisions of any Similar Laws.
Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of the Notes on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code, and any applicable Similar Laws of the acquisition, ownership, and disposition of the Notes, whether any exemption would be applicable under any of the PTCEs listed above, the service provider exemption or any other applicable exemption, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the Notes by the Plan are entitled to full exemptive relief thereunder.
Nothing herein shall be construed as, and the sale of the Notes to a Plan is in no respect, a representation by us or the underwriter that any investment in the Notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan. Neither we, nor any underwriter, nor any of our or their respective affiliates is making an investment recommendation or providing investment advice on which a Plan or the fiduciary making the investment decision for such Plan has relied in connection with the decision to acquire the Notes, and none of us is acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of any Notes. Any purchaser or holder of Notes or any interest in the Notes that is a Plan will be deemed to have represented that the Plan fiduciary making the decision to acquire such Notes is exercising its own independent judgment in evaluating the investment in the Notes. The foregoing discussion is merely a summary and should not be construed as legal advice or as complete in all relevant respects.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section describes the material U.S. federal income tax considerations related to the acquisition, ownership, and disposition of the Notes we are offering. It is not a complete analysis of all of the potential tax considerations relating to the Notes. This summary is based upon the provisions of the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. Additionally, we have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will accept or agree with the positions concerning the tax consequences of the acquisition, ownership, or disposition of the Notes that are discussed below.
This summary is limited to considerations applicable to beneficial owners (referred to in this summary as holders) of the Notes that purchase the Notes upon their initial issuance at their “initial offering price” (i.e., the first price at which a substantial amount of the Notes is sold for cash to investors (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity as underwriters, placement agents, or wholesalers)) and that will hold the Notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. In addition, this discussion does not address all U.S. federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as, for example:
•holders subject to the alternative minimum tax;
•banks, insurance companies, or other financial institutions;
•real estate investment trusts;

•controlled foreign corporations;
•passive foreign investment companies and regulated investment companies and shareholders of such entities;
•tax-exempt organizations;
•qualified retirement plans, individual retirement accounts, and other deferred compensation arrangements;
•governmental entities;
•brokers and dealers in securities or commodities;
•certain U.S. expatriates;
•traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•persons with “applicable financial statements” within the meaning of Section 451(b) of the Code;
•persons that will hold the Notes as a position in a hedging transaction, wash sale, straddle, conversion transaction, or other risk reduction or synthetic transaction; and
•entities or arrangements classified as partnerships or S corporations for U.S. federal income tax purposes or other pass-through entities, and owners of such entities.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of an owner of the entity or arrangement will generally depend upon the status of the owner and the activities of the entity or arrangement. If you are an entity or arrangement classified as a partnership for U.S. federal income tax purposes that will hold Notes or an owner of such an entity or arrangement, you are urged to consult your tax advisor regarding the tax consequences to you of holding the Notes.
This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign, or other taxing jurisdiction or under any applicable tax treaty.
U.S. Holders
This subsection describes the tax considerations for a “U.S. holder.” You are a “U.S. holder” if you are a beneficial owner of a Note and you are:
•an individual citizen or resident of the United States;
•a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (i) is subject to the supervision of a court within the United States if one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”
Payments of interest and original discount on the Notes. The Notes will initially bear interest at a fixed annual rate. From and including , 2025, the Notes will bear interest at the Benchmark rate, which is expected to be the Three-Month Term SOFR, plus a fixed spread.

The taxation of U.S. holders of the Notes depends in part on whether the Notes qualify as “variable rate debt instruments” for U.S. federal income tax purposes. Under applicable Treasury Regulations, a debt instrument will qualify as a “variable rate debt instrument” if (i) its issue price does not exceed the total noncontingent principal payments due under the debt instrument by more than a specified de minimis amount, (ii) the debt instrument provides for stated interest, paid or compounded at least annually, at current values of a single fixed rate and one or more qualified floating rates, (iii) the debt instrument provides that a qualified floating rate in effect at any time during the term of the instrument is set at a current value of that rate, and (iv) the debt instrument does not provide for any principal payments that are contingent (within the meaning of the Treasury Regulations). A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated.
We expect that the Benchmark rate (whether the Three-Month Term SOFR or another rate determined in accordance with this prospectus supplement) plus a fixed spread will meet the qualifications for being a qualified floating rate and the Notes will meet the requirements for being variable rate debt instruments. Therefore, we intend to treat the Notes as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, payments treated as qualified stated interest on the Notes generally will be taxable to U.S. holders as ordinary interest income at the time such interest payments are accrued or received, depending on the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Qualified stated interest generally means stated interest that is unconditionally payable in cash at least annually at a single fixed rate, but as discussed below, special rules are applicable to a variable rate debt instrument.
In addition to qualified stated interest, a U.S. holder (regardless of its method of tax accounting) will be required to include original issue discount in ordinary income as it accrues on the Notes. Subject to the special rules for variable rate debt instruments described below, original issue discount accrues in accordance with a constant yield method based on a compounding of interest. Any amounts included in income as original issue discount with respect to a Note will increase a U.S. holder’s adjusted basis in the Note.
For U.S. federal income tax purposes, “original issue discount” is the excess of the stated redemption price at maturity of a debt instrument over its issue price if such excess equals or exceeds a specified de minimis amount (generally 1/4 of 1% of the debt instrument’s stated redemption price at maturity multiplied by the number of complete years to maturity of such debt instrument). The “issue price” of an issue of debt instruments equals the first price at which a substantial amount of the debt instruments has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The “stated redemption price at maturity” of a debt instrument is the sum of all payments provided by the debt instrument other than payments of qualified stated interest.
Under applicable Treasury Regulations, to determine the amount of qualified stated interest and original issue discount in respect of a variable rate debt instrument, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the variable rate debt instrument, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the variable rate debt instrument. The equivalent fixed rate debt instrument of a variable rate debt instrument, such as the Notes, that has an initial fixed rate followed by one or more qualified floating rates is constructed in the following fashion: (i) first, the initial fixed rate is replaced with a qualified floating rate such that the fair market value of the Notes as of the Notes’ issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replacement qualified floating rate rather than the fixed rate, and (ii) second, each floating rate (including the floating rate determined under (i) above) is converted into a fixed rate substitute (which, in each case, generally will be the value of each floating rate as of the issue date of the Notes).
When the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amount of qualified stated interest and original issue discount, if any, are determined for the equivalent fixed rate debt instrument by applying the general original issue discount rules described above to the equivalent fixed rate debt instrument, and a U.S. holder of the Notes will account for such original issue discount, if any, and qualified stated interest as if the U.S. holder held the equivalent fixed rate debt instrument. For each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the equivalent fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Notes during the accrual period.

The Treasury Regulations provide special rules for determining the yield and maturity of a debt instrument, such as the Notes, that provide an issuer with the option to redeem the instrument at specified times. The Treasury Regulations generally deem an issuer to exercise (or not exercise) a redemption option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued with original issue discount. Under the terms of the Notes, if the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is greater than the fixed rate substitute of the floating rate (as determined in the manner described above), the Notes will be presumed not to be redeemed and original issue discount with respect to the Notes will be calculated as described above. If, however, the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is less than the fixed rate substitute of the floating rate (as determined in the manner described above), the yield on the Notes will be minimized if the Notes are redeemed immediately before the change in the interest rate on , 2025, and, therefore, the Notes will be treated as maturing on such date for original issue discount purposes. This assumption is made solely for purposes of determining whether the Notes are issued with original issue discount for U.S. federal income tax purposes and is not an indication of our intention to redeem or not to redeem the Notes at any time. If, contrary to this presumption, the Notes are not redeemed prior to the change in the interest rate on , 2025, then, solely for original issue discount purposes, the Notes will be deemed to be reissued at their adjusted issue price on the date that they are not redeemed. This deemed reissuance should not result in taxable gain or loss to U.S. holders.
Based on current market conditions and the manner in which the interest rates on the Notes are determined, we expect that when the foregoing calculations are completed, the Notes will be presumed to remain outstanding until maturity and have no original issue discount or will have de minimis original issue discount that can be disregarded and that, therefore, all interest payable on the Notes will be treated as qualified stated interest.
Sale, exchange, retirement, or other taxable disposition. Upon the sale, exchange, retirement, or other taxable disposition of a Note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which will be treated as a payment of interest) and the U.S. holder’s adjusted basis in the Note. Assuming the Notes are not treated as issued with original issue discount, a U.S. holder’s adjusted basis in a Note generally will be its cost to the U.S. holder less any payment (other than qualified stated interest) made on the Note. Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. holder’s holding period for the Note is more than one year. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations.
Tax on net investment income. Certain U.S. holders who are individuals, estates, or trusts are subject to a 3.8% tax on all or a portion of their net investment income. For these purposes, “net investment income” generally includes interest (including interest paid or accrued with respect to the Notes), original issue discount, dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption, retirement, or other taxable disposition of the Notes), and certain other income, but will be reduced by certain permitted deductions properly allocated to such income or net gain. U.S. holders should consult their own tax advisors regarding the implications of the net investment income tax in their particular circumstances.
Information reporting and backup withholding. In general, we (or our agents) and other payors are required to report to the IRS, all payments of principal and interest on the Notes. In addition, we (or our agents) and other payors are required to report to the IRS any payment of proceeds of the sale of the Notes before maturity within the United States. Additionally, backup withholding (currently at the rate of 24%) will generally apply to any payments if the U.S. holder fails to provide a correct taxpayer identification number to the payor. Backup withholding will also apply if a U.S. holder or the payor is notified by the IRS that the U.S. holder is subject to backup withholding because of its failure to report payment of interest and dividends properly, or if the U.S. holder otherwise fails to comply with the applicable backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder may be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders
This subsection describes the U.S. federal income tax considerations for a “non-U.S. holder.” You are a “non-U.S. holder” if you are the beneficial owner of a Note and you are neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
Payments of interest. Subject to the discussion under “Information reporting and backup withholding” and “FATCA” below, payments of principal and interest on the Notes to a non-U.S. holder generally will be exempt from U.S. federal income withholding tax if, in the case of the payments of interest:
•the non-U.S. holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder;
•the non-U.S. holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us through stock ownership within the meaning of Section 864(d)(4) of the Code;
•the non-U.S. holder is not a bank that receives such interest in a transaction described in Section 881(c)(3)(A) of the Code; and
•the non-U.S. holder certifies under penalties of perjury on IRS Form W-8BEN or, if applicable, W-8BEN-E or a suitable substitute form that it is not a “United States person” (as defined in the Code) and provides their name, address, and U.S. taxpayer identification number, if any.
If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder on the Notes will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with either (i) a properly executed IRS Form W-8BEN or, if applicable, W-8BEN-E (or successor form) establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty or (ii) a properly executed IRS Form W-8ECI (or successor form) certifying that interest paid on the Notes is not subject to withholding tax because the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (as discussed under “-Income or gain effectively connected with a U.S. trade or business” below).
Sale, exchange, or other taxable disposition. Subject to the discussion under “Information reporting and backup withholding” and “FATCA” below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement, or other taxable disposition of a Note unless:
•the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States); or
•the non-U.S. holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition, and certain other requirements are met.
If a non-U.S. holder is described in the first bullet point, see “Income or gain effectively connected with a U.S. trade or business” below. If a non-U.S. holder is described in the second bullet point, the non-U.S. holder will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which its capital gains allocable to U.S. sources, including gain from such disposition, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.
To the extent that the amount realized on a sale, redemption, exchange, retirement, or other taxable disposition of the Notes is attributable to accrued but unpaid interest on the Notes, this amount generally will be treated in the same manner as described in “Payments of interest” above.

Income or gain effectively connected with a U.S. trade or business. If a non-U.S. holder is engaged in the conduct of a trade or business in the United States and interest on a Note or gain recognized from the sale, exchange, redemption, retirement, or other taxable disposition of a Note is effectively connected with the conduct of that trade or business, the non-U.S. holder will generally be subject to U.S. federal income tax (but generally not the 30% U.S. federal withholding tax on interest) on that interest or gain on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. The non-U.S. holder will be required to certify that such interest or gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the applicable withholding agent. If the non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States. In addition, if the non-U.S. holder is a foreign corporation, the non-U.S. holder may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
Information reporting and backup withholding. We (or our agents) and other payors must report annually to the IRS and to a non-U.S. holder the amount of interest paid to such non-U.S. holder and the tax withheld from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.
Under some circumstances, Treasury Regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the Notes made by us (or our agents) and other payors to a non-U.S. holder if the certification described under “Payments of interest” above is received from the non-U.S. holder.
Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of a Note made to a non-U.S. holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a “United States person” (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the non-U.S. holder is not a “United States person” (as defined in the Code) and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a Note made to a non-U.S. holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the non-U.S. holder certifies, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and satisfies certain other conditions or it otherwise establishes an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.
FATCA. Legislation enacted as part of the Hiring Incentives to Restore Employment Act, commonly referred to as FATCA, generally imposes U.S. federal withholding tax at a rate of 30% on (i) U.S. source interest (including interest paid on the Notes) and (ii) subject to the proposed Treasury Regulations discussed below, the gross proceeds from the sale or other disposition of obligations that produce U.S. source interest (including the sale, exchange, redemption, retirement, or other disposition of the Notes), in each case to certain foreign entities, unless various information reporting, withholding, and other requirements are satisfied. In the case of payments made to a “foreign financial institution” (as defined in Section 1471(d)(4) of the Code and the Treasury Regulations promulgated thereunder), subject to certain exceptions, the tax will generally be imposed unless the foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose certain information regarding its U.S. account holders (including certain account holders that are foreign entities that have U.S. owners) and satisfies certain other requirements or is deemed to be compliant with the requirements of FATCA, pursuant to an intergovernmental agreement in respect of FATCA or otherwise. In the case of payments made to certain other non-

U.S. entities, the tax generally will be imposed unless such entity provides the payor with certain information regarding certain direct and indirect U.S. owners of the entity, or certifies that it has no such U.S. owners, and complies with certain other requirements. No additional amounts will be payable on account of any withholding obligation that is imposed with respect to payments on the Notes as a result of the failure of any holder or beneficial owner of a Note, or any intermediary through which it directly or indirectly owns such Note, to comply with the requirements of FATCA.
Treasury Regulations proposed in December 2018 eliminate FATCA withholding on the gross proceeds from a sale or other disposition of instruments, such as the Notes, that produce U.S. source interest. In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.
Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.
The discussion of U.S. federal income tax considerations set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective purchasers of the Notes are urged to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership, and disposition of Notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in U.S. or other tax laws.
UNDERWRITING
We have entered into an underwriting agreement with Piper Sandler & Co., who is acting as the sole underwriter with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, the underwriter has agreed to purchase $  million in aggregate principal amount of Notes in this offering.
The underwriting agreement provides that the obligation of the underwriter to purchase the Notes offered hereby is subject to certain conditions precedent and that the underwriter is obligated to purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased.
We have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.
Discounts
The following table shows the per Note and total underwriting discount we will pay the underwriter.

Per Note	%
Total	$

Notes sold by the underwriter to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price not to exceed $  of the principal amount of the Notes. If all of the Notes are not sold at their applicable initial offering prices, the underwriter may change the offering prices and the other selling terms. The offering of the Notes by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.
We estimate that our expenses for the offering, not including the underwriting discount, will be approximately $  . We also have agreed to reimburse the underwriter for certain of its fees and expenses related to the offering. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed underwriting compensation for this offering.
The underwriter has advised us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

No Public Trading Market
There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any national securities exchange or to have the Notes quoted in an automated dealer quotation system. Therefore, we cannot assure you that a liquid trading market for the Notes will develop or be sustained, that you will be able to sell your Notes at a particular time, or that the price that you receive when you sell will be favorable. If an active public trading market for the Notes does not develop, then the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, then they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions, and other factors.
No Sales of Similar Securities
We have agreed, for a period beginning on the date of the underwriting agreement and continuing to and including the closing date of the offering contemplated hereby, that we will not, without the prior written consent of the underwriter, offer or sell, or enter into any agreement to sell, any debt securities (other than deposit obligations) issued by us or any subsidiary of ours, other than the Notes.
Price Stabilization; Short Positions
In connection with this offering of the Notes, the underwriter may engage in overallotment, stabilizing transactions, and syndicate covering transactions. Overallotment involves sales of Notes in excess of the offering size, which may create a short position for the underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing or syndicate covering transactions, then it may discontinue them at any time without notice.
Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in overallotment, stabilizing transactions, or syndicate covering transactions or that such transactions, once commenced, will not be discontinued without notice.
Other Relationships
The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of its business activities, the underwriter and its affiliates may make or hold a broad array of investments, including, without limitation, serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriter or its affiliates have a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters
We expect that delivery of the Notes will be made against payment therefor on or about   , 2020, which will be the business day following the date hereof (such settlement being referred to as “T+ ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+ , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
In addition, we maintain an Internet website, www.greatwesternbank.com. We make available, through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus supplement. All website addresses in this prospectus supplement are intended to be inactive textual references only.
We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus supplement, the accompanying prospectus, or in any of the materials that we have incorporated into this prospectus supplement or the accompanying prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus supplement are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this prospectus supplement speaks only as of the date of this document unless the information specifically indicates that another date applies.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the termination of the offering:
•our Annual Report on Form 10-K for the year ended September 30, 2019, filed on November 27, 2019;
•the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 23, 2019, and specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019;
•our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2019 and March 31, 2020, filed on February 5, 2020 and April 30, 2020, respectively;
•our Current Reports on Form 8-K filed with the SEC on October 2, 2019, October 24, 2019, October 30, 2019, October 31, 2019, November 26, 2019, December 11, 2019, January 28, 2020, February 5, 2020, February 11, 2020, April 22, 2020, April 27, 2020, April 30, 2020 and May 20, 2020; and
•the description of our common stock contained under the heading “Description of Capital Stock” found in our Registration Statement on Form S-1/A (Registration No. 333-198458) filed on October 3, 2014, as updated by Exhibit 4.21 to our Annual Report on Form 10-K for the year ended September 30, 2019, filed on November 27, 2019.

Unless otherwise stated in the applicable reports, information furnished under Items 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.
You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC’s web site at www.sec.gov. We will provide, upon written or oral request as described below, each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. That information is available from us without charge. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address:
Great Western Bancorp, Inc.
225 S. Main Avenue
Sioux Falls, South Dakota 57104
(605) 334-2548
Attn: Corporate Secretary
LEGAL MATTERS
The validity of the securities offered hereby is being passed upon for us by Donald J. Straka, our General Counsel and Corporate Secretary, and by Nyemaster Goode, PC, Des Moines, Iowa. As of the date of this Prospectus Supplement, Mr. Straka beneficially owns, or has a right to acquire, an aggregate of less than 1% of our common stock. Certain legal matters related to the offering will be passed upon for the underwriter by Vedder Price P.C., Chicago, Illinois.
EXPERTS
The consolidated financial statements of Great Western Bancorp, Inc. and its subsidiaries appearing in its Annual Report on Form 10-K for the year ended September 30, 2019, and the effectiveness of its internal control over financial reporting as of September 30, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Great Western Bancorp, Inc.
225 S. Main Avenue
Sioux Falls, South Dakota 57104
(605) 334-2548

Debt Securities
Common Stock
Preferred Stock
Depositary Shares

The securities of each class may be offered and sold from time to time by us and/or by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. We and any one or more selling securityholders may offer securities at the same time or in separate transactions. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to offer and sell the securities unless accompanied by a prospectus supplement.
This prospectus provides you with a general description of the securities that we and/or any selling securityholders may offer. Each time we or a selling securityholder offer and sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. In addition, if any selling securityholder sells securities under this prospectus, the prospectus supplement will contain specific information about such selling securityholder. A prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.
We and/or any one or more selling securityholders may sell the securities through agents; through underwriters or dealers; directly to one or more purchasers; or through a combination of any of these methods of sale on a continuous or delayed basis. We, our agents, and any underwriters reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we and/or one or more selling securityholders offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.
Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “GWB.”
Investing in our securities involves risks. See the “Risk Factors” on page 2 of this prospectus and in any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus concerning factors you should consider before investing in our securities.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the South Dakota Division of Banking, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued under this prospectus or determined the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.
The securities will not be savings accounts, deposits, or other obligations of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this prospectus is June 1, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) using an automatic shelf registration process. Under this automatic shelf registration process, we and/or one or more selling securityholders may from time to time offer and sell the securities described in this prospectus in one or more offerings, denominated in U.S. dollars or the equivalent in foreign currencies, currency units, or composite currencies.
This prospectus provides you with a general description of the securities we or any selling securityholder may offer. Each time we offer and sell or any selling securityholder offers and sells these securities, we will provide a prospectus supplement and, if applicable, a pricing supplement containing specific information about the terms of those securities. In addition, if any selling securityholder sells securities under this prospectus, the prospectus supplement will contain specific information about such selling securityholder. A prospectus supplement may also add, update, or change information contained in this prospectus and may include a discussion of any risk factors or other special considerations that apply to those securities. You should read both this prospectus and any applicable prospectus supplement together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.
This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we or any selling securityholder are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to those filings. You should review the complete document to evaluate these statements.
You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “our,” “us,” “ourselves,” “the Company,” “the company,” and “our company” refer to Great Western Bancorp, Inc., a Delaware corporation, and its consolidated subsidiaries. All references in this prospectus to “Great Western Bank” or “our Bank” refer to Great Western Bank, our wholly-owned South Dakota state chartered bank subsidiary. References to a particular year mean our fiscal year commencing October 1 and ending on September 30 of that year.
We include cross-references in this prospectus and will include cross-references in any accompanying prospectus supplement to captions in these materials where you can find further related discussions. The table of contents in this prospectus and the table of contents included in any accompanying prospectus supplement provide and will provide, respectively, the pages on which these captions are located.
Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly offer and sell these securities in any jurisdiction outside of the United States. If you are an investor outside of the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.
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RISK FACTORS
Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should consider carefully the risks and uncertainties described in any applicable prospectus supplement under “Risk Factors” and elsewhere in our most recently filed Annual Report on Form 10-K for the year ended September 30, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and in any subsequent filings, which are incorporated by reference in this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before acquiring any of such securities. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or that management currently deems immaterial that could impair our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.
THE COMPANY
We are a full-service regional bank holding company focused on relationship-based business and agri-business banking headquartered in Sioux Falls, South Dakota. We serve our customers through 175 branches in attractive markets in 9 states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. We were established more than 80 years ago and have achieved strong market positions by developing and maintaining extensive local relationships in the communities we serve.

Washington
Montana
Oregon
North Dakota
Minnesota
Wisconsin
Wyoming
South Dakota
California
Idaho
Nevada
Nebraska
Iowa
Illinois
Michigan
Indiana
Ohio
Colorado
Utah
Kansas
Missouri
Arizona
New Mexico
Texas
Oklahoma
Arkansas
Kentucky
Tennessee
Louisiana
Mississippi
Alabama
Georgia
Florida
South Carolina
North Carolina
Virginia
West Virginia
Pennsylvania
New York
Vermont
New Hampshire
Maine
Massachusetts
Rhode Island
Connecticut
New Jersey
Delaware
Maryland

We have successfully completed nine acquisitions since 2006, including our 2010 FDIC-assisted acquisition of TierOne Bank, which represented approximately $2.54 billion in acquired assets, and our 2016 acquisition of HF Financial, which represented approximately $1.12 billion of acquired assets. At March 31, 2020, we had approximately $12.39 billion in total assets, $9.69 billion in total loans, $10.18 billion in total deposits and $1.15 billion of stockholders’ equity. Our common stock is traded on the New York Stock Exchange under the symbol “GWB.”
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We were incorporated under the laws of Delaware in 2014. Our principal executive offices are located at 225 S. Main Avenue, Sioux Falls, South Dakota 57104. Our telephone number at that location is (605) 334-2548 and our website is www.greatwesternbank.com. The information on our website is not a part of this prospectus or any prospectus supplement, and the reference to our website address does not constitute incorporation by reference of any information on that website into this prospectus or any prospectus supplement.
Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” on pages 6 and 7, respectively, of this prospectus.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "believes," "can," "could," "may," "predicts," "potential," "should," "will," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "views," "intends" and similar words or phrases. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
Factors that could influence the accuracy of forward-looking statements contained in this prospectus, in any accompanying prospectus supplement and in the documents incorporated by reference herein include, but are not limited to:
•the severity, magnitude and duration of the COVID-19 pandemic and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, business and consumers, on our operations and personnel, commercial activity and demand across our business and our customers’ business;
•the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect our liquidity and capital positions, impair the ability of our borrowers to repay outstanding loans, impair collateral values and further increase our allowance for credit losses;
•the impact of the COVID-19 pandemic on our financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges;
•current and future economic and market conditions in the United States generally or in our states in particular, including the rate of growth and employment levels;
•our ability to anticipate interest rate changes and manage interest rate risk (including developments and volatility arising from or related to the COVID-19 pandemic);
•our ability to achieve loan and deposit growth;
•the relative strength or weakness of the commercial, agricultural and real estate markets where our borrowers are located, including without limitation related asset and market prices;
•declines in asset prices and the market prices for agricultural products or changes in governmental support programs for the agricultural sector;
•our ability to effectively execute our strategic plan and manage our growth;
•our ability to successfully manage our credit risk and the sufficiency of our allowance for loan and lease loss, including our ability to estimate loan losses and increases to the allowance for loans and
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leases as a result of the implementation on October 1, 2020 of the current expected credit losses (CECL) model;
•our ability to develop and effectively use the quantitative models we rely upon in our business;
•possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, including the potential negative effects of imposed and proposed tariffs and retaliatory tariffs on products that our customers may import or export, including among others, agricultural products;
•our ability to effectively compete with other financial services companies and the effects of competition in the financial services industry on our business;
•operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cyber-security, technological changes, vendor problems, business interruption and fraud risks;
•fluctuations in the values of our assets and liabilities and off-balance sheet exposures;
•unanticipated changes in our liquidity position, including but not limited to changes in our access to sources of liquidity and capital to address our liquidity needs (including developments and volatility arising from or related to the COVID-19 pandemic);
•possible impairment of our goodwill and other intangible assets, or any adjustment of the valuation of our deferred tax assets;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve's balance sheet, including changes in response to the COVID-19 pandemic or otherwise;
•the effects of geopolitical instability, including war, terrorist attacks, and man-made and natural disasters, social instability and changes in governmental policies;
•the effects of adverse weather conditions, particularly on our agricultural borrowers;
•the impact of, and changes in applicable laws, regulations and accounting standards, policies and interpretations, including the impact of the Tax Reform Act and those changes that are in response to the COVID-19 pandemic, including without limitation the Coronavirus Aid, Relief, and Economic Security Act and the rules and regulations that may be promulgated thereunder;
•legal, compliance and reputational risks, including litigation and regulatory risks;
•our inability to receive dividends from our Bank and to service debt, pay dividends to our common stockholders and satisfy obligations as they become due;
•expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;
•our ability to meet our obligations as a public company, including our obligations under Section 404 of the Sarbanes-Oxley Act to maintain an effective system of internal control over financial reporting; and
•other risks and uncertainties inherent to our business, including those discussed under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in other documents filed by us from time to time with the SEC.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement to reflect events or circumstances occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.
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GENERAL DESCRIPTION OF SECURITIES
We may use this prospectus to offer securities in one or more offerings. The following description of the various securities that we may offer under this prospectus is not complete and does not contain all of the information you should consider before investing in those securities. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices, and detailed terms of the securities and may describe risks associated with an investment in such securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to such securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling securityholders to be identified in the future.
We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf and any underwriters, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.
This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.
Debt Securities
We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, the “senior indenture,” between us and the trustee named in the applicable prospectus supplement, as trustee. Subordinated debt securities will be issued under a separate indenture, the “subordinated indenture,” between us and the trustee named in the applicable prospectus supplement, as trustee. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
Common Stock
We may sell shares of our common stock, $0.01 par value per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares. We have two classes of common stock, consisting of common stock with voting rights, the “common stock”, and non-voting common stock, the “non-voting common stock”.
Subject to the rights and preferences granted to holders of any preferred stock then outstanding, and except with respect to voting rights, conversion rights and certain distributions of our capital stock as stock dividends, holders of our common stock and holders of our non-voting common stock rank equally with respect to distributions and have identical rights, preferences, privileges and restrictions. Shares of our non-voting common stock have the right to convert into an equal number of shares of our common stock under certain circumstances.
Holders of our common stock and holders of our non-voting common stock are equally entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of a declaration of a stock dividend, shares of common stock shall only be entitled to receive shares of common stock as a dividend and shares of non-voting common stock shall only be entitled to receive shares of non-voting common stock as a dividend.
Each holder of common stock is entitled to one vote for each share of record held on all matters submitted to a vote of stockholders, including the election of directors, subject to the rights and preferences of the holders of any outstanding shares of preferred stock. Holders of common stock are not entitled to cumulative voting in the election of directors. Holders of our non-voting common stock do not have any voting rights and are not entitled to vote on any matter, except as otherwise required by law.
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In the event of our liquidation, dissolution or winding up, holders of our common stock and holders of our non-voting common stock are entitled to share ratably in all of our assets remaining after payment of liabilities, including but not limited to the liquidation preference of any then outstanding preferred stock.
Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “GWB.”
Preferred Stock and Depositary Shares
We may sell shares of our preferred stock, $0.01 par value per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and, if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock or depositary shares.
USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement accompanying this prospectus, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes. General corporate purposes may include, without limitation, for investments in our Bank as regulatory capital, providing capital to support our growth organically or through strategic acquisitions, financing investments and capital expenditures, redeeming or repurchasing our securities, repaying, reducing or refinancing indebtedness, and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose. We cannot predict whether the proceeds invested will yield a favorable return.
We will not receive any proceeds from the sale of the securities by selling securityholders.
LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby is being passed upon for us by Nyemaster Goode, PC, Des Moines, Iowa. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Great Western Bancorp, Inc. and its subsidiaries appearing in its Annual Report on Form 10-K for the year ended September 30, 2019, and the effectiveness of its internal control over financial reporting as of September 30, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.
In addition, we maintain an Internet website, www.greatwesternbank.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any
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information on the website into this prospectus or any prospectus supplement. All website addresses in this prospectus or in any prospectus supplement are intended to be inactive textual references only.
We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus, any prospectus supplement or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.
We incorporate by reference the following documents listed below, together with any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the termination of the offering:
•our Annual Report on Form 10-K for the year ended September 30, 2019, filed on November 27, 2019;
•the portions of our Definitive Proxy Statement on Schedule 14A, filed on December 23, 2019, and specifically incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2019;
•our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2019 and March 31, 2020 filed on February 5, 2020 and April 30, 2020, respectively;
•our Current Reports on Form 8-K filed on October 2, 2019, October 24, 2019, October 30, 2019, October 31, 2019, November 26, 2019, December 11, 2019, January 28, 2020, February 5, 2020, February 11, 2020, April 22, 2020, April 27, 2020, April 30, 2020 and May 20, 2020; and
•the description of our common stock contained under the heading “Description of Capital Stock” found in our Registration Statement on Form S-1/A (Registration No. 333-198458) filed on October 3, 2014, as updated by Exhibit 4.21 to our Annual Report on Form 10-K for the year ended September 30, 2019, filed on November 27, 2019.
Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference.
You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s web site at www.sec.gov. We will provide, upon written or oral request as described below, each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. That information is available from us without charge. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:
Great Western Bancorp, Inc.
225 S. Main Avenue
Sioux Falls, South Dakota 57104
Attn: Corporate Secretary
(605) 334-2548

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$

% Fixed-to-Floating Rate Subordinated Notes due 2030

Prospectus Supplement

, 2020